SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): May 23, 2007
ACE*COMM Corporation
(Exact name of registrant as specified in its charter)

Maryland	0-21059	52-1283030

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
704 Quince Orchard Road, Gaithersburg, Maryland 20878
(Address of principal executive offices)
Registrant’s telephone number, including area code: (301) 721-3000
Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
ACE*COMM Corporation received a Nasdaq Staff Deficiency Letter on May 23, 2007 indicating that the company fails to comply with the requirements for continued listing set forth in Nasdaq Marketplace Rule 4310(c)(3). This rule requires the company to have a minimum shareholders’ equity of $2.5 million or $35 million market value of listed securities or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years.
Nasdaq has requested that the company provide by June 7, 2007 its specific plan to achieve and sustain compliance with all The Nasdaq Capital Market listing requirements, including the time frame for completion of the plan. If, after the conclusion of Nasdaq’s review process, Nasdaq determines that the company’s plan does not adequately address the issues noted, Nasdaq will provide written notification that the company’s securities will be delisted. At that time, the company may appeal Nasdaq’s decision. Our management is considering various alternatives to address compliance and the company expects to provide its plan to Nasdaq by June 7, 2007.
A copy of the company’s press release announcing receipt of the deficiency notification from Nasdaq is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.

(d)	99.1	Press release, dated May 30, 2007 announcing the receipt of Nasdaq Capital Market notification of non-compliance with listing standard.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACE*COMM CORPORATION (Registrant)
Date: May 30, 2007	/s/ Steven R. Delmar
	Name:	Steven R. Delmar
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description
No.

99.1	Press release, dated May 30, 2007 announcing the receipt of Nasdaq Capital Market notification of non-compliance with listing standard.